Exhibit 99.1

April 4, 2012

To the Shareholders of Omni Bio Pharmaceutical:

Having served as Omni’s CEO for over a year now, I am writing to provide an update on findings, events and progress during the past year as well as plans for the coming year(s). We began 2011 focused on developing a new use for Alpha-1 antitrypsin (AAT) in the treatment of Type 1 diabetes and finding a pharmaceutical partner to commercialize this method of use. Because of the past year’s findings, our focus going forward will be on developing a new recombinant form of AAT that can be applied to the treatment of a broad range of inflammatory and immune diseases including diabetes.

Development of Alpha-1 Antitrypsin (AAT) for the Treatment of Type 1 Diabetes and for the Treatment of Other Immune/Inflammatory Disorders

Omni was formed around intellectual property (IP) claiming “method of use” rights for AAT in the treatment of a broad spectrum of inflammatory and auto-immune diseases as well as viral and bacterial diseases. Omni holds a license to an issued patent claiming the method of use for AAT in the treatment of bacterial diseases and an additional license to an issued patent claiming method of use for AAT in the treatment of diabetes. This diabetes patent was issued in December 2011 and extends Omni’s rights in this field to 2022.

Our pilot trial in Type 1 diabetes with the Barbara Davis Center at the University of Colorado demonstrated positive benefit in improving c-peptide levels and decreasing the insulin requirement in patients having recent onset of Type 1 diabetes. We believe these results support our premise that AAT or an AAT derivative could be used in the treatment of this disease and other inflammatory diseases. Since I became CEO, Omni has sought a partnership with pharmaceutical firms manufacturing AAT to establish a large placebo-controlled trial in Type 1 diabetes. To date we have not been successful in establishing such a partnership. Among the challenges in commercializing Omni’s method of use IP with regard to diabetes and other inflammatory/infectious diseases are that: 1) AAT is a generic drug, currently manufactured by four different companies, 2) the supply of AAT is limited because it is a plasma protein and must be purified from the blood, and 3) Omni’s IP is directed at “method of use” (which prevents a company from marketing their AAT formulation for indications for which we hold IP, but does not prevent “off-label” sales). Due to these issues, our negotiations with AAT manufacturing companies suggest that it is unlikely that there will be an opportunity for Omni to commercialize its methods of use IP for plasma-derived AAT.

April 4, 2012

An important outcome of the research that Omni has supported over the past several years has been to confirm in both animal models and in human studies that AAT has potent anti-inflammatory and immune modifying activity. A substantial medical literature base now exists showing that plasma-derived AAT should be effective in the treatment of a number of common diseases, including diabetes. These findings in combination with AAT’s proven safety record in human subjects provide a strong foundation for our efforts to find a new way to manufacture AAT in large quantity.

Solution: Develop a Recombinant (Synthetic) Form of AAT

We believe the primary problems that limit the availability of plasma-derived AAT can be addressed by creating a synthetic form of this drug. Recombinant technology can potentially produce AAT in a laboratory environment at substantially lower cost and in higher volumes than can be accomplished by purifying AAT from human plasma sources. Currently a number of pharmaceutical companies are attempting to develop recombinant forms of AAT that essentially mimic the native or plasma-derived form of AAT.

Omni’s Solution: Develop a Novel Recombinant Form of AAT as a Fusion Protein Combined with the Fc fragment of Human IgG.

In the second half of 2011, we began to look at novel alternatives to create a synthetic form of AAT. Under the auspices of our CSO, Dr. Charles Dinarello, we developed a new research program focused on an AAT derivative compound. In collaboration with Dr. Soohyun Kim, we created a fusion protein which combines human AAT with the Fc fragment of human IgG. This fusion protein was created in a standard cell line that is used for several other recombinant proteins, including a number of biologicals that are now approved drugs. Fc fusion proteins have a remarkable safety record that is recognized by the FDA. Our technology is similar to that already used to create highly successful drugs for human application such as Enbrel. This fusion protein spontaneously binds together to form a dimer which contains two AAT molecules and two Fc molecules. An illustration of this fusion protein is shown below:

April 4, 2012

This synthetic molecule can be rapidly purified using a protein A affinity column and has been tested in a variety of in vitro (cell based) and in vivo (animal) models. This molecule was found to be 100 to 1,000 times more potent than plasma-derived AAT in terms of modulation of critical inflammatory pathways. We use several assays to characterize the effectiveness of this type of compound in controlling inflammation. These assays determine the ability of AAT to block the induction of inflammatory mediators (such as TNF, IL-1 and IL-8) in human monocytes and neutrophils. Below is an example of our results comparing synthetic Fc-AAT to plasma-derived AAT.

April 4, 2012

Fc-AAT has also been studied in animal models of disease including a model of myocardial infarction (heart attack) and has been found to protect with a potency that was substantially greater than that of plasma-derived AAT. The level of Fc-AAT required to impart significant protection of the heart was about 100 times lower than the level of plasma-derived AAT required to obtain the same level of protection. The possible mechanisms for the enhanced potency of Fc-AAT include: 1) enhanced ease and speed of purification which results in less oxidation and polymerization of the molecule, 2) prolonged tissue-plasma half-life resulting from the action of the Fc component of the molecule, and 3) targeting to the membranes of inflammatory cells which contain receptors for Fc.

To facilitate the preclinical development of Fc-AAT, Omni has established sponsored research agreements with the University of Colorado to support the work of Dr. Charles Dinarello and with YdbY Biotech to support the work of Dr. Soohyun Kim.

Patent applications have been filed for the unique form of Fc-AAT developed by Omni scientists. These patents have not been issued, but the applications are in the process of review by the U.S. Patent Office.

We believe the successful development of an effective, approved Fc-AAT compound represents a major commercial opportunity – chiefly, that if our patent applications are granted Omni would have primary rights for the development of this drug and would be in a position to license its application to pharmaceutical companies for multiple indications. This is a high reward with high risk opportunity, and it will require significant capital in the coming years to move our compound through the pre-clinical and, hopefully, human clinical phases.

Omni Goals

Omni must raise substantial funds to continue its development of Fc-AAT. We plan to focus our primary efforts on the steps required to commercialize Fc-AAT. These include:

•	Scale-up synthesis of Fc-AAT to create a Good Manufacturing Process (GMP) product.

•	Pre-clinical efficacy testing in multiple animal models.

•	Pre-clinical safety toxicology.

•	Investigational new drug application (IND) to enable human studies.

•	Human phase 1 safety studies.

•	Human clinical phase 2 and 3 trials.

April 4, 2012

We would envision hiring or engaging additional experienced and qualified professionals to help develop Fc-AAT through an IND and into multiple human clinical applications.

We believe Fc-AAT would be appropriate for treatment of a broad spectrum of inflammatory and immunological diseases. Our current pre-clinical studies are focused on Type 1 diabetes, complications due to bone marrow transplantation referred to as graft versus host disease (GVHD), acute myocardial infarction and inflammatory bowel disease. Based on our findings from the pre-clinical studies, the optimum clinical pathway for human clinical trial would be selected.

Financial Update

Omni is nearing the end of its current financial resources. To accomplish our goals for Fc-AAT, Omni must raise significant additional funding. Subject to Omni raising sufficient capital to sustain its current level of public company operating expenses, later this year we intend to commence a larger capital raise in order to support the full clinical development of Fc-AAT through the IND stage.

Our immediate goals are to develop additional IP around the Fc-AAT molecule and to determine the optimum pathway for its large scale synthesis. We are currently exploring various avenues of raising capital, which may include a sale of external capital in the form of debt or equity, or a sale of certain of our assets, which could include all or a portion of the shares we own in BioMimetix Pharmaceutical, Inc. BioMimetix is a privately-held, new biotech company developing a class of metalloporphyrin antioxidant mimetic drugs, which also have strong anti-inflammatory properties and are complementary to AAT. I also serve as the CEO for BioMimetix and have been involved in this class of compounds for the past 20 years.

While Omni is making a major change in direction, we believe this is in the best interest of our shareholders and provides the greatest opportunity for long-term growth of the company and financial return to our shareholders. If we are successful with Fc-AAT, we will be able to commercialize the drug itself rather than being dependent on a more limited “method of use” for a generic drug. Omni will face a number of challenges in developing our new drug, Fc-AAT, including the necessity of raising significant capital, working through the steps required to move Fc-AAT through pre-clinical work, safety toxicology and large scale synthesis, and obtaining FDA approval beginning with an IND.

April 4, 2012

The extraordinary anti-inflammatory activity found for the Fc-AAT fusion molecule provides a foundation for carrying out the proposed work and an expectation that the drug will have a profound impact on a number of important inflammatory and immunological diseases. I am excited about the commercial possibilities that Fc-AAT presents, but am cognizant of the risks involved. I appreciate your understanding and patience as Omni attempts to transform itself into a drug development company.

We are setting up a shareholder call for Tuesday, April 17, at 2:30 p.m. (MDT) to provide an opportunity for questions regarding Omni’s plans for the next year.

With warm regards,

James D. Crapo, M.D.

Chief Executive Officer

Omni Bio Pharmaceutical, Inc.

Forward-Looking Statements

Some of the statements made in this letter are forward-looking statements that reflect management’s current views and expectations with respect to future events and plans, including with respect to the scientific potential and development of Fc-AAT, capital needs, and Omni’s goals and steps in commercializing Fc-AAT. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to receipt of adequate funding to operate as a going concern and fund the commercialization of Fc-AAT; issuance of patents relating to Fc-AAT; receipt of applicable FDA and other regulatory approvals; success of the clinical trials; ability to otherwise successfully commercialize Fc-AAT; and the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.